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                                                                  EXHIBIT 10.12

                                  DEPUY, INC.

                 SENIOR EXECUTIVE INCENTIVE COMPENSATION PLAN

  1. Purpose. The purposes of the DePuy, Inc. Senior Executive Incentive Compensation Plan (the "Plan") are to provide annual incentive compensation to designated senior executives of DePuy, Inc. (the "Company") based on the achievement of established performance goals, to encourage such senior executives to remain in the employ of the Company, to assist the Company in attracting and motivating new senior executives and to qualify the incentive payments awarded under the Plan (the "Awards") as qualified "performance-based compensation" so that all payments under the Plan shall be deductible in accordance with Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code").

  2. Eligibility. The Stock Option and Bonus Subcommittee of the Compensation Committee of the Board of Directors of the Company (the "Committee") shall each year determine the "Senior Executives" of the Company eligible to participate in the Plan (the "Participants"). For purposes hereof, Senior Executives shall mean the Chief Executive Officer of the Company and each executive of the Company or an Affiliate of the Company who reports directly to the Chief Executive Officer of the Company and the presidents of the divisions of the Company or of Affiliates who report directly to the Chief Operating Officer of the Company. As used herein, "Affiliate" shall mean (i) any entity that, directly or indirectly, is controlled by or under common control with the Company and (ii) any entity in which the Company has a significant equity interest, in either case as determined by the Committee.

  3. Performance Periods. Each performance period for purposes of the Plan shall have a duration of one calendar year, commencing January 1 and ending the next December 31. The first Performance Period under the Plan shall commence on January 1, 1997.

  4. Administration. The Committee shall have the full power and authority to administer and interpret the Plan and to establish rules for its administration. Such power and authority shall include proration or adjustment of awards in the case of retirement, termination, changes in base salary, dismissal, death and other conditions as appropriate; provided, however, that the discretion granted above with respect to an Award earned by a Participant who is a "covered employee" within the meaning of Section 162(m) of the Code (a "Covered Employee") may only be used by the Committee to reduce or eliminate such Award and further provided, if the terms of a Participant's employment with the Company or Affiliate are covered by a written employment agreement, the payment of Awards hereunder in the event of a Participant's termination of employment for any reason shall be subject to the terms of such agreement.

  5. Performance Goals. On or before the 90th day of each Performance Period, the Committee shall establish in writing one or more performance criteria for the Performance Period. The performance criteria shall in all instances be determined on the basis of earnings per share at the end of the relevant Performance Period.

  6. Target Incentives and Payout Schedule. On or before the 90th day of each Performance Period, the Committee shall establish in writing minimum threshold, target and maximum Awards for each Participant and a payout schedule specifying the percentage of the Participant's base pay that the Participant is eligible to earn on various levels of attainment of the performance criteria established pursuant to Section 5. Such percentages, (i) in the case of the Chief Executive Officer and the Chief Operating Officer, shall range from an Award of 30% of base pay if the minimum threshold performance goal is attained, 60% of base pay if the target performance goal is attained and 90% of base pay if the maximum performance goal is attained, and (ii) in the case of all other Participants, shall range from an Award of 25% of base pay if the minimum threshold performance goal is attained, 50% of base pay if the target performance goal is attained and 75% of base pay if the maximum performance goal is attained. No Award with respect to any Performance Period shall be earned if less than the minimum threshold performance goal for the period is attained. Base pay for purposes hereof shall be determined as the Participant's base salary actually earned by the Participant during the relevant Performance Period.


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  7. Incentive Payout Calculation. As soon as practicable after release of the
Company's financial results for the Performance Period, the Committee will certify the Company's attainment of the financial performance criteria established for such Performance Period pursuant to Section 5 and will calculate the possible payout of incentive awards for each Participant under the payout schedule established pursuant to Section 6. To the extent net income is used as a component of determining earnings per share, it shall mean net income as reported to stockholders, but before losses resulting from discontinued operations, extraordinary losses (in accordance with generally accepted accounting principles, as currently in effect), the cumulative effect of changes in accounting principles, the effects of acquisitions and divestitures of assets (including stock) not previously accounted for in the establishment of the performance criteria, and other unusual, nonrecurring items of loss that are separately identified and quantified in the Company's audited financial statements. Pro rata adjustments to reflect changes in the number of outstanding shares of Company stock or otherwise in the Company's capital structure during the relevant Performance Period shall also be made. No adjustment pursuant to this Section 7 shall be made, however, if such adjustment would cause Awards granted to Covered Employees to fail to be qualified "performance-based compensation" under Section 162(m) of the Code.

  8. Reduction of Calculated Payouts. The Committee shall have the power and authority to reduce or eliminate for any reason the payout calculated pursuant to Section 7 that would otherwise be payable to a Participant based on the established target Award and payout schedule.

  9. Payouts. After calculation of incentive payouts pursuant to Section 7 and any reduction or elimination thereof pursuant to Section 8, the Committee shall certify the amount of the payout to each Participant under the Plan for the Performance Period. In no event shall the payout under the Plan to any Participant for any Performance Period exceed the lesser of (i) the Participant's base pay for the relevant Performance Period multiplied by the maximum percentage of the base pay as set forth in Section 6 or (ii) $700,000. Payment of the Award determined in accordance with the Plan for each Performance Period shall be made to a Participant in cash.

  10. Change in Control. If a Change in Control (as defined below) occurs, then each Participant who is actively employed by the Company on the date of the Change in Control shall receive, as soon as practicable following the earlier of the Participant's termination of employment or the end of the calendar year in which such Change in Control occurs, not less than 100% of the target award established for the Participant pursuant to Section 6 for the Performance Period in which the Change in Control occurs, subject to upward adjustment based on the criteria established by the Committee prior to the Change in Control. For purposes hereof, a Change in Control shall be deemed to have occurred if: (i) any "person" as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934 as amended (the "Exchange Act") (other than the Company, an Affiliate, any trustee or other fiduciary holding securities under any employee benefit plan of the Company or an Affiliate, or any Company owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of common stock of the Company), is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 30% or more of the combined voting power of the Company's then outstanding securities; (ii) during any period of two consecutive years (not including any period prior to the adoption of the Plan), individuals who at the beginning of such period constitute the board of directors of the Company, and any new director (other than a director designated by a person who has entered into an agreement with the Company to effect a transaction described in clause
(i), (iii), or (iv) of this paragraph whose election by the board of directors of the Company or nomination for election by the Company stockholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the two-year period or whose election or nomination for election was previously so approved, cease for any reason to constitute at least a majority of the board of directors of the Company; (iii) the stockholders of the Company approve a merger or consolidation of the Company with any other corporation which is not an Affiliate, other than a merger that would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 50% of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately

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after such merger or consolidation; provided, however, that a merger or consolidation effected to implement a recapitalization of the Company or an Affiliate (or similar transaction) in which no person acquires more than 30% of the combined voting power of the Company's then outstanding securities shall not constitute a Change in Control of the Company, or (iv) the stockholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company's assets. If any of the events enumerated in clauses (i) through (iv) occur, the Committee shall determine the effective date of the Change in Control resulting therefrom, for purposes of the Plan.

  11. Miscellaneous Provisions.

  (a) The Board of Directors of the Company shall have the right to suspend or terminate the Plan at any time and may amend or modify the Plan with respect to future Performance Periods prior to the beginning of any Performance Period, provided that no such amendment or modification which is expected to materially increase benefits payable to Covered Employees who are Participants under the Plan shall be made unless such measures as the Committee deems necessary for the increased benefit to be deductible pursuant to Section 162(m) of the Code have been taken.

  (b) Nothing contained in the Plan or any agreement related hereto shall affect or be construed as affecting the terms of the employment or employment agreement, if any, of any Participant except as specifically provided herein or therein. Nothing contained in the Plan or any agreement related hereto shall impose or be construed as imposing any obligation on (i) the Company to continue the employment of any Participant or (ii) any Participant to remain in the employ of the Company.

  (c) No person shall have any claim to be granted an Award under the Plan and there is no obligation of uniformity of treatment of eligible employees under the Plan. Awards under the Plan may not be assigned or alienated.

  (d) The Company or Affiliate, as applicable, shall have the right to deduct from any Award to be paid under the Plan, any federal, state or local taxes required by law to be withheld with respect to such payment.

  (e) If any provision of the Plan would cause the Awards granted to a Covered Employee not to be qualified "performance-based compensation" under Section 162(m), that provision, insofar as it pertains to such Covered Employee shall be severed from, and shall be deemed not to be a part of, the Plan, but the other provisions hereof shall remain in full force and effect.

12. Adoption. The Plan shall become effective as of January 1, 1997, subject to approval by the stockholders of the Company.


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